Exhibit 99.1

                       WAUSAU-MOSINEE PAPER CORPORATION
                         APPOINTS PETE CHIERICOZZI AS
                  SENIOR VICE PRESIDENT, TOWEL & TISSUE GROUP



MOSINEE, WI...September 5, 2003...Wausau.Mosinee Paper Corporation (NYSE:WMO) today named Pete R. Chiericozzi as senior vice president, Towel & Tissue Group, where he will be responsible for the daily operations and growth of that division.

Chiericozzi brings nearly 25 years of experience in the towel and tissue industry, holding prior positions at SCA Tissue, Georgia-Pacific Tissue, and Chesapeake Corp.'s Wisconsin Tissue division. At Wisconsin Tissue he served as executive vice-president, responsible for marketing, sales, customer service, and operations of three mills and converting facilities. He helped lead the integration of sales, marketing, and customer service when Georgia-Pacific Corp. and Chesapeake Corp. combined their commercial tissue operations to form the Georgia-Pacific Tissue joint venture in 1999, and again when Sweden-based SCA purchased a portion of Georgia Pacific's away-from-home tissue manufacturing assets in 2001. Most recently, as vice president of sales and marketing for SCA Tissue, Chiericozzi designed and implemented strategies that helped make the company one of the three largest producers of away-from-home towel and tissue products in North America.

"We are extremely pleased to have Pete join the executive team at Wausau-Mosinee," said Thomas J. Howatt, president and chief executive officer. "We believe Pete's distinguished track record of growth, in-depth understanding of away-from-home tissue markets, and strong leadership abilities will assist us immensely in continuing the successful growth of our Bay West towel and tissue
business."   Chiericozzi will report to Mr. Howatt.

Chiericozzi and family will relocate to Harrodsburg, Kentucky, where Wausau-Mosinee's Towel & Tissue Group is based.

Wausau-Mosinee Paper Corporation produces and markets fine printing and writing papers, technical specialty papers, and "away-from-home" towel and tissue products.